EXHIBIT 4.1

                                    XRG, INC.
             Amended & Restated 2004 NON-QUALIFIED Stock Option Plan
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Section 1.        Establishment

                  XRG, INC. (the "Company") hereby establishes a stock option plan for non-employee directors, consultants, and advisors, as described herein, which shall be known as the "XRG, Inc. Amended & Restated 2004 Non-Qualified Stock Option Plan" (the "Amended Plan"). It is intended that only nonstatutory stock options may be granted under the Amended Plan.

Section 2.        Purpose

                  The purpose of the Amended Plan is to promote the long term growth and financial success of the Company. The Amended Plan is intended to secure for the Company and its shareholders the benefits of the long term incentives inherent in increased common stock ownership by individuals who are not employees of the Company or its Affiliates. It is intended that the Amended Plan will induce and encourage highly experienced and qualified individuals to be involved and assist the Company in promoting a greater identity of interest between the non-employee directors, consultants, and advisors and the shareholders of the Company.

Section 3.        Definitions

                  The following terms shall have the respective meanings set forth below, unless the context otherwise requires:

                  a. "Affiliate" shall mean any corporation, partnership, joint venture, or other entity in which the Company holds an equity, profit, or voting interest of more than fifty percent (50%).

                  b. "Board" shall mean the Board of Directors of the Company.

                  c. "Code" shall mean the Internal Revenue Code of 1986, as amended.

                  d. "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended from time to time.

                  e. "Fair Market Value per Share" shall mean for any day the average of the high and low sales prices for a Share in the over the counter market, as reported by the Nasdaq Stock Market on the business day immediately preceding such day, or, if there were no trades of Shares on such business day, on the most recent preceding business day on which there were trades. If Shares are not listed or admitted to trading on the Nasdaq Stock Market when the determination of fair market value is to be made, Fair Market Value per Share shall be the mean between the highest and lowest reported sales prices of Shares on that date on the principal exchange on which the Shares are then listed. If the Shares are not listed on any national exchange, Fair Market Value per Share shall be the amount determined in good faith by the Board to be the fair market value of a Share at the relevant time.

                  f. "Non-Employee Director" shall mean a member of the Board who is not an employee of the Company or any Affiliate.

                  g. "Option" means the right to purchase shares at a stated price. "Options" will be "nonqualified stock options," which do not qualify for special tax treatment under Code Sections 421 or 422.

                  h. "Shares" shall mean shares of common stock of the Company, $.001 par value per share, and such other securities or property as may become subject to Options pursuant to an adjustment made under Section 11 of the Amended Plan.

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                  i. "Participant" means a consultant or advisor who provides services to the Company or its Affiliates who the Board designates to receive an Option under this Amended Plan.

Section 4.        Effective Date of the Amended Plan

                  The effective date of the Amended Plan is the same date as the originally adopted 2004 Non-Qualified Stock Option Plan by the Board, January 8, 2004, and is subject to the approval and ratification of the Plan by the shareholders of the Company, and any and all awards made under the Amended Plan prior to such approval shall be subject to such approval.

Section 5.        Shares Available for Options

                  Subject to adjustment in accordance with the provisions of
Section 11, the number of Shares which may be issued pursuant to the Amended Plan shall not exceed Three Million (3,000,000). Such Shares may be authorized and unissued Shares or treasury shares. If, after the effective date of the Amended Plan, any Options terminate, expire or are canceled prior to the delivery of all of the Shares issuable thereunder, then the number of Shares counted against the number of Shares available under the Amended Plan in connection with the grant of such Option, to the extent of any such termination, expiration or cancellation, shall again be available for the granting of additional Options under the Amended Plan. If the exercise price of any Option granted under the Amended Plan is satisfied by tendering Shares (by either actual delivery or by attestation), only the number of Shares issued net of the Shares tendered shall be deemed delivered for purposes of determining the maximum number of Shares available for delivery under the Amended Plan.

Section 6.        Amended Plan Operation

                  a. Formula Plan. With respect to Non-Employee Directors, the Amended Plan is intended to meet the "formula" plan requirements of Rule 16b 3 (or any successor provision thereto), as interpreted, adopted under the Exchange Act and accordingly is intended to be self governing.

                  b. Administration. The Amended Plan shall be administered by the Board. The Board may, by resolution, delegate part or all of its administrative powers with respect to the Amended Plan. The Board shall have all of the powers vested in it by the terms of the Amended Plan, such powers to include the authority, within the limits prescribed herein, to establish the form of the agreement embodying grants of Options made under the Amended Plan. The Board shall, subject to the provisions of the Amended Plan, have the power to construe the Amended Plan, to determine all questions arising thereunder and to adopt and amend such rules and regulations for the administration of the Amended Plan as it may deem desirable, such administrative decisions of the Board to be final and conclusive. Except to the extent prohibited by applicable law, the Board may authorize any one or more of their number or the Secretary or any other officer of the Company to execute and deliver documents on behalf of the Board.

Section 7.        Nonstatutory Stock Option Awards

                  a. Eligibility of Non-Employee Directors. Non-Employee Directors shall automatically be granted Options under the Amended Plan in the manner set forth in this Section 7 for no cash consideration. A Non-Employee Director may hold more than one Option under the Amended Plan in his or her capacity as a Non-Employee Director of the Company, but only on the terms and subject to the conditions set forth herein. On the first business day on which a Non-Employee is first elected or appointed as a Non-Employee during the existence of the Amended Plan, each newly elected or appointed Non-Employee Director shall be granted an Option to purchase five thousand shares (5,000) Shares under the Amended Plan. On the first business day of January of each calendar year beginning in January, 2004, each Non-Employee at such time shall be granted an Option to purchase five thousand shares (5,000) Shares under the Amended Plan.

                  b. Eligibility of Participants. The Board may designate from time to time the Participants to receive Options under this Amended Plan. The Board's designation of a Participant in any year will not require them


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to designate such person to receive an Option in any other year. The Board may consider such factors as it deems pertinent in selecting a Participant and in determining the amount of Options. Subject to the terms of this Amended Plan, the Board has full power and authority to determine the number of Shares with respect to which an Option is granted to a Participant, and determine any terms and conditions of any Option granted to a Participant. The Committee's determinations need not be the same for each grant or for each Participant.

                  c. Grant. The price per Share of the Company's common stock which may be purchased upon exercise of an Option shall be one hundred percent (100%) of the Fair Market Value per Share on the date the Option is granted. Such exercise price shall be subject to adjustment as provided in Section 11 hereof. The term of each Option granted to a Non-Employee Director or Participant shall be for ten (10) years from the date of grant, unless terminated earlier pursuant to the provisions of Section 9 hereof.

                  d. Option Agreement. Each Option granted under the Amended Plan shall be evidenced by a written agreement in such form as the Board shall from time to time adopt. Each agreement shall be subject to, and incorporate, by reference or otherwise, the applicable terms of the Amended Plan.

                  e. Option Period. No Option shall be granted under the Amended Plan after the tenth anniversary of the effective date of the Amended Plan. However, the term of any Option theretofore granted may extend beyond such date. Options shall automatically be granted to Non-Employee Directors under the Amended Plan only for so long as the Amended Plan remains in effect and a sufficient number of Shares are available hereunder for the granting of such Options.

Section 8.        Exercise of Option

                  An Option may be exercised, subject to limitations on its exercise and the provisions of Section 9, from time to time, only by (i) providing written notice of intent to exercise the Option with respect to a specified number of Shares; and (ii) payment in full to the Company of the exercise price at the time the Option is exercised (except that, in the case of an exercise under paragraph (iii) below, payment may be made as soon as practicable after the exercise). Payment of the exercise price may be made:

                           (i) in cash or by certified check,

                           (ii) by delivery to the Company of Shares which shall have been owned for at least six (6) months and have a Fair Market Value per Share on the date of surrender equal to the exercise price, or

                           (iii) by delivery (including by fax) to the Company or its designated agent of a properly executed exercise notice together with irrevocable instructions to a broker to sell or margin a sufficient portion of the Option Shares and promptly deliver to the Company the sale or margin loan proceeds required to pay the exercise price.

Section 9.        Transferability of Options

                  The Options and rights under the Options are not assignable, alienable, saleable or transferable by a Non-Employee Director or Participant otherwise than by will or by the laws of descent and distribution, and may be exercised during the lifetime of the Non-Employee Director or Participant only by such individual or, if permissible under applicable law, by such individual's guardian or legal representative, except that a Non-Employee Director or Participant may, to the extent allowed by the Board and in a manner specified by the Board, designate in writing a beneficiary to exercise the Option after the Non-Employee Director or Participant's death.

Section 10.       Other Awards

                  a. Other Stock-Based Awards. Other awards, valued in whole or in part by reference to, or otherwise based on, shares of Stock, may be granted either alone or in addition to or in conjunction with any awards


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described in this Amended Plan for such consideration, if any, and in such amounts and having such terms and conditions as the Board may determine.

                  b. Other Benefits. The Board shall have the right to provide types of benefits under the Amended Plan in addition to those specifically listed, if the Board believe that such benefits would further the purposes for which the Amended Plan was established.

Section 11.       Capital Adjustment Provisions

                  In the event that the Board shall determine that any dividend or other distribution (whether in the form of cash, Shares, other securities or other property), recapitalization, reclassification, stock split, reverse stock split, reorganization, merger, consolidation, split up, spin off, combination, repurchase or exchange of Shares or other securities of the Company, issuance of warrants or other rights to purchase Shares or other securities of the Company, or other similar corporate transaction or event (individually referred to as "Event" and collectively referred to as "Events") affects the Shares such that an adjustment is determined by the Board to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Amended Plan, then the Board may, in such manner as it may deem equitable, adjust any or all of (i) the number and type of Shares subject to the Amended Plan and which thereafter may be made the subject of Options under the Amended Plan; (ii) the number and type of Shares subject to outstanding Options; and (iii) the exercise price with respect to any Option (collectively referred to as "Adjustments"); provided, however, that Options subject to grant or previously granted to Non-Employee Directors or Participants under the Amended Plan at the time of any such Event shall be subject to only such Adjustments as shall be necessary to maintain the proportionate interest of such persons and preserve, without exceeding, the value of such Options.

Section 12.       Amendment and Termination of the Amended Plan

                  The Amended Plan shall terminate on January 8, 2014, unless sooner terminated as herein provided. The Board may at any time amend, alter, suspend, discontinue or terminate the Amended Plan. Termination of the Amended Plan shall not affect the rights of Non-Employee Directors and Participants with respect to Options previously granted to them, and all unexpired Options shall continue in force and effect after termination of the Amended Plan, except as they may lapse or be terminated by their own terms and conditions. Any amendment to the Amended Plan shall become effective when adopted by the Board, unless specified otherwise. Rights and obligations under any Option granted before any amendment of this Amended Plan shall not be materially and adversely affected by amendment of the Amended Plan, except with the consent of the person who holds the Option, which consent may be obtained in any manner that the Board deems appropriate.

Section 13.       General Provisions

                  a. Other Compensation. Nothing contained in the Amended Plan shall prevent the Company or any Affiliate from adopting or continuing in effect other or additional compensation arrangements for Non-Employee Directors and Participants, and such arrangements may be either generally applicable or applicable only in specific cases.

                  b. Securities Laws. Notwithstanding any other provision of the Amended Plan, the Company shall have no liability to deliver any Shares under the Amended Plan or make any other distribution of benefits under the Amended Plan unless such delivery or distribution would comply with all applicable laws (including, without limitation, the requirements of the Securities Act of 1933), and the applicable requirements of any securities exchange or similar entity.

                  c. Governing Law. The validity, construction, and effect of the Amended Plan and any rules and regulations relating to the Amended Plan shall be determined in accordance with the internal laws of the State of Florida and applicable federal law.


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                  d. Miscellaneous. Headings are given to the Sections and
subsections of the Amended Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Amended Plan or any provision hereof.




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